Exhibit 4.2

PROMISSORY NOTE

$68,821,932
May 2, 2005
St. Louis, Missouri

FOR VALUE RECEIVED, the undersigned, Central Illinois Public Service Company d/b/a AmerenCIPS (the "Maker"), promises to pay to the order of Union Electric Company d/b/a/ AmerenUE (the "Payee"), in lawful money of the United States of America, in immediately available funds at the principal business address of the Payee, 1901 Chouteau Avenue, St. Louis, Missouri 63103, or at such other location as the Payee may designate from time to time in writing, the principal amount of $68,821,932 (subject to adjustment as provided in the Asset Transfer Agreement hereinafter referred to), together with interest thereon as provided in this Note at a rate per annum (computed on the basis of a 360-day year consisting of twelve 30 day months) equal to four and seven tenths percent (4.70%), payable as provided herein; provided that the final payment of principal and interest hereon shall be due not later than May 2, 2010.

Payments of principal and interest on this Note shall be made in accordance with Schedule I to this Note attached hereto and subject to the attached statement of subordination.

This Note is the Note referred to in and executed and delivered pursuant to the Asset Transfer Agreement of even date by and among the Maker as Transferee, the Payee as Transferor and Ameren Corporation (the "Asset Transfer Agreement").

Upon receiving the prior written consent of the Payee, the Maker shall have the right to prepay the principal amount of this Note, in whole or in part, without premium or penalty. All partial prepayments shall be applied first to accrued interest under this Note and then to principal installments in the reverse order of their maturity.

The Maker shall be in default under this Note upon the occurrence of any of the following events of default (an "Event of Default"):

(a)
default in the payment of any installment of the principal or interest on this Note, which default, continues unremedied for a period of ten days after notice of default shall have been received by the Maker from the Payee;

(b)
the Maker fails to make any payment in respect of any indebtedness or contingent obligation having an aggregate principal amount of more than $5,000,000 when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure;

(c)	any breach of the provisions under the Asset Transfer Agreement, subject to any periods of cure thereunder, by the Maker; and

(d)	an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Maker or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership, or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Maker or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered.

Upon the occurrence of an Event of Default, and at any time thereafter as long as such Event of Default shall be continuing, the Payee may declare all liabilities and obligations of the Maker to the Payee immediately due and payable and the same shall thereupon become immediately due and payable without any further action on the part of the Payee.

This Note shall not be assigned by the Maker without the prior written consent of the Payee. This Note shall bind the Maker and its successors and assigns, and the benefits hereof shall inure to the benefit of the Payee and its successors and assigns. All references herein to the "Maker" and "Payee" shall be deemed to apply to the Maker and the Payee, respectively, and to their respective successors and assigns.

The Maker (and the endorser, guarantor or surety hereof) hereby waives presentment, demand, protest and notice of any kind. No failure to exercise and no delay in exercising any rights hereunder on the part of the Payee shall operate as a waiver of such rights.

The validity, interpretation and enforcement of this Note shall be governed by the laws of the State of Illinois without giving effect to the conflict of laws principles thereof.

IN WITNESS WHEREOF, the Maker has caused this Note to be executed and delivered by the Maker's duly authorized person as of the date first set forth above.

CENTRAL ILLINOIS PUBLIC SERVICE COMPANY d/b/a AMERENCIPS

By:	/s/ Jerre E. Birdsong
Jerre E. Birdsong
Vice President and Treasurer

SCHEDULE I

SCHEDULE OF PRINCIPAL AND INTEREST PAYMENTS ON PROMISSORY NOTE

Payments of principal are due on May 2 of each year. Payments of interest are due on February 2, May 2, August 2, and November 2 of each year commencing August 2, 2005. Amounts payable are subject to adjustment as provided in the Note and the Asset Transfer Agreement dated as of May 2, 2005.

Period Ending	Principal Payment	Interest Payment
8/2/2005		$808,658
11/2/2005		$808,658
2/2/2006		$808,658
5/2/2006	$5,548,741	$808,658
8/2/2006		$743,460
11/2/2006		$743,460
2/2/2007		$743,460
5/2/2007	$5,809,532	$743,460
8/2/2007		$675,198
11/2/2007		$675,198
2/2/2008		$675,198
5/2/2008	$6,082,580	$675,198
8/2/2008		$603,728
11/2/2008		$603,728
2/2/2009		$603,728
5/2/2009	$6,368,461	$603,728
8/2/2009		$528,898
11/2/2009		$528,898
2/2/2010		$528,898
5/2/2010	$45,012,619	$528,898

STATEMENT OF SUBORDINATION

The indebtedness evidenced by this Note shall be subordinate and junior to any and all indebtedness (hereafter referred to as "Senior Debt") of Maker, now existing or hereafter incurred, in respect of (i) borrowings (including renewals and extensions thereof) from any one or more banks, insurance companies, pension or profit sharing trusts, or other financial institutions whether secured or unsecured, and (ii) all other borrowings incurred, assumed or guaranteed by Maker, at any time, before or after the date of this Note, evidenced by a note, debenture, bond or other similar instrument (including capitalized lease and purchase money obligations, and/or for the acquisition (whether by way of purchase, merger or otherwise) of any business, real property or other assets (except assets acquired in the ordinary course of business) but excluding obligations other than for borrowed money including trade payables and other obligations to general creditors), except indebtedness which, by its terms or the terms of the instrument creating or evidencing it, provides that such indebtedness is not superior in right of payment to the payment of principal of or any interest on this Note, or that such indebtedness is subordinated to all other indebtedness of the Maker. Notwithstanding any other provision of this Note, "Senior Debt" shall include refinancings, renewals, extensions or refundings of the indebtedness described in clauses (i) and (ii) above. "Subordinate and junior" as used herein shall mean that in the event of:

                (a)    any default in, or violation of, the terms or covenants of any Senior Debt, including, without limitation, any default in payment of principal of,  or  premium, if any, or interest on, any Senior Debt whenever due (whether by acceleration of maturity or otherwise), and during the continuance thereof, or

                (b)    the institution of any liquidation, dissolution, bankruptcy, insolvency, reorganization or similar proceeding relating to Maker, its property or its creditors as such,

the holder of this Note shall not be entitled to receive any payment of principal of, or premium, if any, or interest on, this Note until all amounts owing in respect of Senior Debt (matured and unmatured) shall have been paid in full; and from and after the happening of any event described in clause (c) of this paragraph, all payments and distributions of any kind or character (whether in cash, securities or property) which, except for the subordination provisions hereof, would have been payable or distributable to the holder of this Note (whether directly or by reason of this Note's being superior to any other indebtedness), shall be made to and for the benefit of the holders of Senior Debt (who shall be entitled to make all necessary claims therefor) in accordance with the priorities of payment thereof until all Senior Debt (matured and unmatured) shall have been paid in full. No act or failure to act on the part of Maker, and no default under or breach of any agreement of Maker, whether or not herein set forth, shall in any way prevent or limit the holder of any Senior Debt from enforcing fully the subordination herein provided for, irrespective of any knowledge or notice which such holder may at any time have or be charged with. In the event that any payment or distribution is made with respect to the indebtedness evidenced by this Note in violation of the terms hereof, any holder hereof receiving such payment or distribution shall hold it in trust for the benefit of, and shall remit it to, the holders of Senior Debt then outstanding in accordance with the priorities of payment thereof. The provisions of this paragraph are solely for the purpose of defining the relative rights of the holders of Senior Debt on the one hand, and the holder of this Note on the other hand, and nothing herein shall impair, as between Maker and the holder of this Note, the obligation of Maker, which is unconditional and absolute, to pay to the holder hereof the principal hereof, and the premium, if any, and interest hereon, in accordance with the terms hereof nor shall anything herein prevent the holder of this Note from exercising all remedies otherwise permitted by applicable law or hereunder upon default hereunder, subject to the rights, if any, under this paragraph of holders of Senior Debt. Any instrument defining the terms of any Senior Debt may include subordination provisions in respect of this Note and, in such case, in the event of any inconsistency between the terms of the subordination provisions of such Senior Debt instrument and the subordination provisions herein, the terms of the subordination provisions of such Senior Debt instrument shall govern.

This statement of subordination is hereby made a part of the attached Note as if set forth in full therein.